EXHIBIT 99.1
Solectron Updates Revenue Guidance
For Immediate Release: Nov. 10, 2006
Milpitas, Calif. — Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, prior to its upcoming Investor Forum in New York on Nov. 13, 2006, today announced that its expected implementation of a new supply chain management program with Cisco in the first fiscal quarter of 2007 has been delayed. The company said that it expects to implement the supply chain program in the coming quarters of its fiscal 2007.
As a result of this delayed implementation, the company also announced that it expects to meet or exceed its first quarter fiscal 2007 revenue guidance of $2.6 to $2.8 billion and that it is maintaining its earnings per share guidance at 4 cents to 6 cents per share.
About Solectron
Solectron Corporation is one of the world’s largest providers of complete product lifecycle services. We offer product design and new product introduction, supply chain management, Lean manufacturing and aftermarket services such as product warranty repair and end-of-life support to leading customers worldwide. Solectron works with the world’s premier providers of networking, telecommunications, computing, storage, consumer, automotive, industrial, medical, and aerospace and defense products. Our industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with quality, flexibility, innovation and cost benefits that improve competitive advantage. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.6 billion in fiscal 2006. For more information, visit us at (www.solectron.com).
Note: SOLECTRON and the Solectron logo are registered trademarks of Solectron Corporation. The Solectron Production System, SPS, and Solectron Supply Chain Solutions Suite are also trademarks of Solectron Corporation. Other names mentioned are trademarks, registered trademarks or service marks of their respective owners.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956-7543 (U.S.), perryhayes@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, +1 (408) 956-7552 (U.S.), coreyolfert@solectron.com